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                                                                   EXHIBIT 10.65


                          STATION AFFILIATION AGREEMENT


Dated as of April 9, 1998

ACME Television Holdings
10829 Olive Boulevard, Suite 202
St. Louis, MO  63141

Attention:  Doug Gealy

The following shall comprise the agreement between The WB Television Network Partners, L.P. dba The WB Television Network ("WB," "we," or "us"), and ACME Television Licensee of Utah ("Affiliate" or "you") for the affiliation of your television station KUWB ("Station") with WB for carriage of WB programming. The Federal Communications Commission ("FCC") has issued a broadcast license ("License") to you to operate Station in Salt Lake City, Utah, the community in which Station is licensed by the FCC ("Community of License"). All references in this Agreement to "WB program(s)" and "WB programming" and any variations thereof shall mean the programming made available by WB under this Agreement.

1. WB Programming: WB will make available to Affiliate WB programs for free over-the-air broadcast and broadcast by any other means by Station in the Community of License during the term of this Agreement. During such term, except as otherwise provided herein, WB grants Affiliate the exclusive right to have Station broadcast the WB programming in the Community of License only as scheduled by WB over free over-the-air television and by such other technological means as are available to Affiliate for broadcast in the Community of License so long as Station broadcasts the WB programming for over-the-air television. Notwithstanding the foregoing, until such time that WB offers exclusivity against importation of WB programming carried by the signal of WGN to its affiliates, WB may allow WB programming carried by the signal of WGN to be imported into the Community of License. WB shall have the sole discretion to select, schedule, substitute and/or withdraw WB programming or any portion(s) thereof. WB shall also have the right to authorize any television broadcasting station, regardless of the community in which it is licensed by the FCC, to broadcast any presentation of a subject we deem to be of immediate national significance including, but not limited to, a Presidential address. Except as provided herein, during the term of this Agreement Affiliate shall be the sole affiliate of WB for transmission for exhibition on television of WB programming in the Community of License.

2.    Program Carriage:


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      (a)   We agree to make available for broadcast by Station WB
            programming for the hours programmed by WB at the times and dates scheduled by WB throughout the term of this Agreement. You acknowledge that the times and roll-out dates set forth in this Agreement are approximate only and you agree to have Station broadcast WB programs irrespective of whether WB meets, fails to meet or otherwise varies from the anticipated program schedule set forth herein; provided, however, that WB hereby agrees not to accelerate such anticipated program schedule. WB will not program the morning or afternoon day-parts (with the exception of Kids' WB programming) or, access, or late-night day-parts, unless WB first receives the consent of the WB Affiliate's Council. To the extent WB makes available such WB programming for broadcast, this Agreement both obligates us to make available such WB programs to Station and obligates Station to broadcast such WB programs over-the-air pursuant to the terms of this Agreement. WB acknowledges that the sixth night of WB prime time programming will commence at the start of WB's 1999/2000 broadcast year, and such sixth night of programming will be broadcast on Friday night.

      (b) Subject to the exceptions set forth in subparagraph 2(e) and the right of preemption set forth in subparagraph 2(f), Station shall broadcast WB programs on the dates and at the times scheduled by WB. Station shall broadcast WB programs in their entirety, including but not limited to WB commercial announcements, WB identifications, program promotional material, and credit announcements contained in such programs, without interruption or deletion or addition of any kind, except for the commercial announcements that Station is allowed to add pursuant to Paragraph 5. Notwithstanding the foregoing, you may substitute other WB promotional announcements in lieu of program promotional material that is inaccurate as it pertains to Station's schedule. No commercial announcement, promotional announcement or public service announcement will be broadcast by Station during any interval within a WB program, which interval is designated by WB as being for the sole purpose of making a station identification announcement.

      (c) The initial Scheduled Program Times of WB programming and the anticipated roll-out dates of that programming are set forth as follows (the specified times apply for the Eastern and Pacific Time Zones; the Mountain and Central Time Zones are one hour earlier for Prime Time and Latenight programming only, except as otherwise agreed by us):

            Prime Time: Sunday: 7:00 p.m. - 10:00 p.m Monday - Saturday:
                        8:00 p.m.- 10:00 p.m. As of the commencement of the 1998/1999 Television Broadcast Year, WB is providing programming for broadcast by its affiliates on five nights during each calendar week (i.e. Sunday through Thursday). WB will roll-out one


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                        additional night of programming during the 1999/2000
                        Broadcast Year and one additional night of programming during the 2000/2001 Broadcast Year.

            Children's: Monday through Friday Mornings: One hour of programming broadcast between: 7:00 a.m. - 8:00 a.m.; or 7:30 a.m. - 8:30 a.m.; or 8:00 a.m. - 9:00 a.m. (at WB's election)
                        Monday through Friday Afternoons: Two hours of programming broadcast between: 3:00 p.m. - 5:00 p.m.

                        Saturday Morning: Four hours of programming broadcast at 8:00 a.m. - 12:00 noon. However, if Affiliate believes that the Children' programming block should run on Sunday instead of Saturday, WB will discuss with affiliate such a move of the programming block from Saturday to Sunday, and will consider granting such a move, in good faith, after taking into account the business interests of WB.

            Latenight:  11:00 p.m. - 12:00 midnight Monday through Friday, commencing on a date to be determined by WB, subject to the approval of the WB Affiliate's Council

      (d) During such time that WB is providing 19 hours of programming per week to Station 3 hours(of the total of 19 hours) will be programming which is categorized as Children's educational/informational programming. However, at such time that WB provides only 16.5 hours of Children's programming to Station then WB, at its sole election, may determine to provide only 30 minutes of educational/informational programming per week to Station.

      (e) You confirm that as of the date of this Agreement you have no commitments, except those listed in Schedule 1 hereto, which would impede Station's broadcasting all WB programming made available during the term of this Agreement. If any WB programming is not broadcast by you because of any such commitment expressly described in Schedule 1 (but excluding extensions by exercise of options by Affiliate [but not by the programming licensor] or otherwise), then such programming shall be broadcast in a time period upon which you and we shall mutually agree and which shall be of quality and rating value comparable to that of the Scheduled Program Times. These programs will not be considered preempted for purposes of subparagraph 2(f).

      (f) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to prevent or hinder Affiliate from (i) rejecting or refusing any WB program which Affiliate reasonably believes to be unsatisfactory or unsuitable or contrary to the public interest or (ii) substituting a program which, in Affiliate's opinion, is of greater local or national importance. In such an


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            event, you shall provide us with advance written notice of any such rejection, refusal or substitution, no later than 14 days prior to the air date of such programming, except where the nature of the substitute program makes such notice impracticable (e.g., coverage of breaking news or other unscheduled events) or the programming has not been made available to you by such date, in which cases you agree to give us as much advance notice as the circumstances permit. Such notice shall include a statement of the reasons you believe that the rejected WB programming is unsatisfactory or unsuitable or contrary to the public interest, and/or that a substituted program is of greater local or national importance. In view of the limited amount of WB programming to be supplied pursuant to this Agreement (at least until such time as the full WB programming schedule has been rolled out) you acknowledge that you do not foresee any need to substitute programming of greater local or national importance for WB programming, except in those circumstances requiring live coverage of fast-breaking news events or very infrequent special events.

            To the extent you substitute another program for a WB program as permitted under subparagraph 2(f)(ii), then you will broadcast such omitted program and the commercial announcements contained therein (or any replacement programming provided by WB and the commercial announcements contained therein) during a time period upon which you and we shall promptly and mutually agree and which shall be of quality and rating value comparable to that of the preempted program's Scheduled Program Time. In the event that the parties do not promptly agree upon such a time period after reasonable consultation in good faith and after taking into account the practical alternatives under the circumstances, then, without limiting any other rights of WB under this Agreement or otherwise, we shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located in the Community of License.

            Except as provided in Paragraph 2(e), above, in addition, if three or more episodes of a program series are preempted by you as permitted hereunder in any thirteen-week period, for any reasons other than force majeure as provided in Paragraph 6, we shall have the right, upon 60 days prior written notice, to terminate your right to broadcast that program series and to withdraw all future episodes of that series. Such thirteen-week periods shall be measured consecutively from the first broadcast date of the program series in question. If we subsequently place such a series on another station in the Community of License, we reserve the right not to offer you the broadcast rights to that series for subsequent broadcast seasons.

            In addition to all other remedies, to the extent one or more episodes of a program series is preempted by you in violation of (i.e., other than as permitted under) this Paragraph 2, we shall have the right, upon 30 days prior written notice, to terminate your right to broadcast the remainder of the program series and withdraw all future episodes of that series from you.


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      (g)   Nothing in this Agreement shall be construed to prevent or hinder
            WB from (i) substituting one or more WB programs for previously scheduled WB programs, in which event WB will make the substituted programs available to Station pursuant to the provisions of Paragraph 1 and Paragraph 3; (ii) canceling one or more WB programs; or (iii) postponing any scheduled roll-out dates of WB programming. Further, nothing in this Agreement shall be construed to obligate WB (x) to provide a minimum or specific number of WB programs; (y) to commence providing WB programming on any particular date; or (z) to expand the amount of WB programming pursuant to a specified timetable.

3. Delivery: WB agrees to make available the WB programming for satellite transmission. WB shall incur no costs regarding the satellite downlink and broadcast by Station; Station shall incur no up-link costs with regard to the delivery of the WB programming. WB agrees to provide closed captioning for substantially all WB programming that is not exempt from captioning requirements under FCC rules.

4.    Promotion:

      (a) We will provide you with on-air promotional announcements ("WB Promos") for WB programming, which WB Promos are intended for broadcast during Station's broadcast of non-WB programming. You agree to provide an on-air promotional schedule consistent with our recommendations, and consistent with Station's reasonable business judgment. You shall maintain complete and accurate records of all WB Promos that are broadcast. Upon request by WB for those records, you shall provide copies of all such records to WB within two weeks of such request.

      (b) You shall budget Station's advertising availabilities in such a manner as to enable Station to broadcast additional WB Promos during periods in which Station is deemed a "Subperformer." Station shall be deemed to be a "Subperformer" from the time its "sweeps rating" is below the average prime time rating for all WB affiliated broadcast stations until such time as Station's sweeps rating is no longer below the average prime time rating for all WB affiliated broadcast stations. The Station's sweeps rating means the Station's average A.C. Nielsen rating for the most recently completed sweeps period for adults 18-49 for all prime time hours programmed by WB. For such time as Station remains a Subperformer, Station shall: (i) broadcast, during each one-half hour of all periods of each day that Station is broadcasting non-WB programming, at least one (1) 30-second Promo (or Promos aggregating 30 seconds, to the extent we so elect) for Station's local, syndicated or WB programming; and (ii) broadcast during all periods when Station is broadcasting non-WB programming WB Promos for not less than:

            Prime Time Hours Programmed by WB

                  2 hours  -  20% of 100%


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                  4  hours  - 25%    "
                  6  hours  - 30%    "
                  8  hours  - 35%    "
                  10 hours  - 40%    "
                  12 hours* - 45%    "

                  (* 12 or more hours)

            (the "Applicable Percentage") of the total, aggregate gross ratings points ("GRPs") for all the promotional announcements broadcast by Station ("Aggregate Promotional GRPs") within the periods in which non-WB programming is being broadcast. The specific WB Promos broadcast by Station and the number of broadcasts of each WB Promo may be specified by WB and the broadcast of the WB Promos shall be made so that the Aggregate Promotional GRPs allocated to WB Promos are distributed fairly and reasonably across the periods when non-WB programming is being broadcast. For such time as Station's sweeps rating ranks Station within the bottom 50% (ranked highest to lowest) of those WB affiliated broadcast stations that are Subperformers, then the Applicable Percentage for Station shall be not less than 55% of 100% of the Aggregate Promotional GRPs. The WB Promos broadcast during each half-hour of non-WB programming, as required by this subparagraph 4(b), may be counted toward Station's Applicable Percentage. Station shall continue to air WB Promos under this schedule until Station is no longer a Subperformer, as defined above.

      (c) In addition to providing WB Promos, we shall make available for your use, at reasonable cost, such other promotional and sales materials as we and you may mutually consider appropriate. You shall not delete any copyright, trademark, logo or other notice, or any credit included in any such materials relating to WB, and you shall not exhibit, display, distribute or otherwise use any trademark, logo or other material or item delivered pursuant to this Paragraph 4 or otherwise, except as instructed by us at the time.

      (d) Commencing on the first date that WB programming is aired by Station and for the remaining term of this Agreement, Station shall identify itself as a WB affiliate, both on and off-the-air.

5.    Commercial Announcements:

      (a) With respect to WB programming, the parties to this Agreement shall be entitled to insert the following number of commercial announcements (Station's allotment includes station breaks but excludes 5-second prime time station identification breaks at the beginning of each hour):

            (1) Prime Time (as defined in subparagraph 2(c)) hour (pro-rated for half-hour programs):


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                        You shall have the right to insert six 30-second
                        commercial announcements. WB shall have the right to insert at least nineteen 30-second commercial announcements.

            (2)   Children's:

                  Weekday half-hour:

                        You shall have the right to insert six 30-second commercial announcements (or other material constituting "commercial matter" under the FCC's regulations). WB shall have the right to insert six 30-second commercial announcements.

                  Weekend half-hour:

                        You shall have the right to insert five 30-second commercial announcements (or other material constituting "commercial matter" under the FCC's regulations). WB shall have the right to insert five 30-second commercial announcements and one 15-second commercial.

            (3)   Latenight (as defined in subparagraph 2(c)):

                        You will receive half the total number of commercial announcements as specified by WB or less as mutually agreed to.

      (b) If, because of the imposition of any law or regulation, the amount of commercial advertising, commercial matter or other non-program time included in WB programming is reduced for any reason (including but not limited to the adoption or modification of statutes or regulations or any other governmental action), then we shall be entitled to reduce the number of commercial announcements available to you to the extent necessary to provide WB and Affiliate with the same proportionate amount of commercial time (inclusive of station breaks with respect to Affiliate) that each party is entitled to under this Agreement.

      (c) Your broadcast over Station of the commercial announcements included by us in WB programming is of the essence to this Agreement, and nothing contained in this Agreement (other than in subparagraph 2(f)) shall limit our rights or remedies relating to your failure to so broadcast said commercial announcements. You shall maintain complete and accurate records of all commercial announcements broadcast as provided herein. Within two weeks following each request by us therefor, you will submit copies of all such records to WB.


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6.    Force Majeure:  WB shall not be liable for failure to make available any programming or any portion(s) thereof, and Station shall not be liable for failure to broadcast any such programming or any portion(s) thereof, by reason of any act of God, equipment failure, action or claims by any third person, labor dispute, law, governmental regulation or order, or other cause beyond either party's reasonable control ("force majeure event"). If due to any force majeure event, we substantially fail to make available all of the programming to be delivered to Affiliate under the terms of this Agreement, or you substantially fail to broadcast such programming as scheduled by WB for four consecutive weeks, or for six weeks in the aggregate during any 12-month period, then the "non-failing" party may terminate this Agreement upon thirty 30 days prior written notice to the "failing" party so long as such notice is given at any time prior to the "non-failing" party's receipt of actual notice that the force majeure event(s) has ended; provided further, however, that notwithstanding the above provisions, you shall not have any right to so terminate this Agreement, upon a force majeure event or otherwise, if we: (i) fail to make available a minimum or specific number of WB programs; (ii) fail to commence making available WB programming on any particular date;
      (iii) fail to expand the amount of WB programming pursuant to a specified timetable; (iv) substitute one or more WB programs for previously scheduled WB programs; (v) cancel one or more WB programs; or (vi) postpone the roll-out of any WB programming.

 7. Assignment or Transfer of Affiliate Agreement and/or Station License:

      (a) Assignment or Transfer of Affiliation Agreement: This Agreement shall not be assigned by Affiliate without the prior written consent of WB. Any purported assignment by Affiliate without such consent shall be null and void, shall not be enforceable against WB, and shall not relieve Affiliate of all its obligations hereunder.

      (b) Assignment or Transfer of Station License: If any application is made to the Federal Communications Commission (FCC) concerning a purported, attempted or actual transfer of control or assignment of the Station license, you shall notify us immediately in writing of the filing of such application. Unless the transfer of control or assignment is one provided for by Section 73.3540 (f) of the FCC's current rules and regulations (a "short form" assignment or transfer of control that does not involve a material assignment or transfer of control), we shall have the right to terminate this Agreement upon twenty (20) days' advance notice to you, at any time after the filing of such application. If WB does not terminate this Agreement on or before twenty days before the effective date of such transfer, this Agreement shall be deemed to have been fully assigned to the transferee or assignee of Station's license and such transferee or assignee will assume and perform all of the obligations and duties contained in this Agreement without limitation of any kind, as of the effective date of transfer. In addition, if Licensee fails, prior to the effective date of the transfer, to procure in a written form satisfactory to WB the agreement of the assignee or transferee to assume and perform this Agreement in its entirety without limitation of any kind, or fails to


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            immediately notify WB of the application to transfer control or assign the Station license, then Licensee shall remain fully responsible for the full performance of all provisions of the Agreement during the full term of the Agreement as set forth in Paragraph 9, and in the event of non-performance, Licensee shall be considered in material breach of this Agreement and WB shall have all rights and remedies available for such breach, including but not limited to specific performance and damages.

8. Unauthorized Copying: You shall not, and shall not cause or authorize others to record, copy or duplicate any programming or other material we furnish pursuant to this Agreement, in whole or in part, and you shall take all reasonable precautions to prevent any such recording, copying or duplication. Notwithstanding the foregoing, if Station is located in the Mountain Time Zone you may pre-record WB programming for later broadcast at the times scheduled by us. You shall erase all such pre-recorded programming promptly after its scheduled broadcast. Notwithstanding the above provisions, Station may make a non-broadcast quality recording of its entire broadcast day for archival, file and reference purposes and uses only, which copy shall be kept in Station's possession at all times.

9.    Term:

      (a) The term of this Agreement shall commence on April 9, 1998 (the "Launch Date") and shall continue for 36 months thereafter (the "initial period"). The term of this Agreement may be extended for additional successive periods of two years each, by us, in our sole discretion, giving written notice of such extension to you at least 120 days prior to the expiration of the then-current period; provided, however, that if, within 30 days of your receipt of the notice of extension, you, in your sole discretion, give us written notice that you reject such extension, then the extension notice shall not be effective and this Agreement shall terminate upon expiration of the then-current period.

      (b) The "Launch Date" shall be defined as the date on which WB makes WB programming available to Affiliate for broadcast by Station on a regularly scheduled basis.

      (c) Each "Contract Year" hereunder shall be an annual period during the term of this Agreement. The First Contract Year is the annual period beginning with the start date of the term of license; the Second Contract Year is the annual period commencing one year after the start date of the term of license, etc.

      (d) WB shall, within its sole discretion and without liability, have the right to terminate this Agreement so long as we (i) provide sixty days prior written notice to you and (ii) are either: (A) ceasing operation as a television network; or (B) substantially restructuring the ownership of the television network.


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      (e)   Notwithstanding anything to the contrary contained in this
            Agreement, upon the termination or expiration of the term of this Agreement, all of your rights to broadcast or otherwise use any WB program or any trademark, logo or other material or item hereunder shall immediately cease and neither you nor Station shall have any further rights whatsoever with respect to any such program, trademark, logo, material or item.

10. Applicable Law: The obligations of you and WB under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC) and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California without regard to California's conflict of law rules. The California State Courts and the U.S. District Courts located in California shall have jurisdiction over the interpretation of this Agreement or with regard to any dispute arising under this Agreement. The venue for any such action concerning this Agreement shall be in the County of Los Angeles, California.

11. Station Acquisition by WB: During the term of this Agreement, WB agrees that neither we nor Time Warner Inc. nor any of its subsidiary companies will acquire, as defined by the attribution rules of the FCC, a television broadcast station licensed in the Community of License. It is acknowledged that Station WTBS in Atlanta is controlled by a Time Warner affiliated company.


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12.   Change in Operations:

      (a) You shall notify WB immediately in writing if application is made to the FCC to modify in a material manner the transmitter location, power or frequency of Station such that Station's signal coverage of its DMA market is materially diminished, or if Station changes its program format from mainstream entertainment and/or news programming. We shall have the right to terminate this Agreement, upon 90 days' prior written notice, within 90 days after receiving notice of the format change, or if no satisfactory arrangements are made to cure Station's diminished signal coverage. Applications related to Station's transition to digital television transmission are not within the scope of this paragraph.

      (b) At any time during the term if Station is off the air, or operating at less than fifty percent (50%) of its licensed power, for a period of 12 hours or longer, Station must immediately notify WB. WB may terminate this agreement upon thirty (30) days prior written notice in the event that Station is off the air for a period exceeding seven (7) days or if is operating at less than fifty percent (50%) of its full licensed power for a period exceeding seven (7) days.

13. WB Affiliates Council: You, with the other affiliates of WB, shall form a WB Affiliates Council (the "Council"), which shall be comprised of representatives from five different affiliates of WB.

14. Non-Liability of Council Members: To the extent the Council and its members are acting in their capacity as such, then the Council and each member so acting shall not have any obligation or legal or other liability whatsoever to you or to WB in connection with this Agreement, including without limitation, with respect to the Council's or such member's approval or non-approval of any matter, exercise or non-exercise of any right or taking of or failing to take any other action in connection therewith.

15.   Warranties and Indemnities:

      (a) WB agrees to indemnify, defend and hold Affiliate harmless against and from all claims, damages, liabilities, costs and expenses arising out of the use by Station under this Agreement of any WB program or other material furnished by WB under this Agreement, provided that Affiliate promptly notifies WB of any claim or litigation to which this indemnity shall apply, and provided further that Affiliate cooperates fully with WB in the defense or settlement of such claim or litigation. Affiliate agrees to indemnify, defend and hold WB harmless against and from all claims, damages, liabilities, costs and expenses with respect to Affiliate's operation of the Station or any material furnished, added or deleted to or from WB programming by Affiliate. This indemnity shall not apply to litigation expenses, including attorneys' fees, that the indemnified party elects to incur on its own behalf. Except as otherwise provided in this Agreement, neither Affiliate nor WB shall have any rights against the other for claims by third


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            persons, or for the failure to operate facilities or to furnish WB programs if such failure is the result of a force majeure event as defined in Paragraph 6. Furthermore, notwithstanding any other provisions of this Agreement, Affiliate shall not have any rights against WB for claims by third parties or Affiliate arising out of any actions or omissions of WB permitted under subparagraph 2(g).

      (b) You agree to maintain for Station such licenses, including performing rights licenses as now are or hereafter may be in general use by television broadcasting stations and are necessary for you to broadcast the television programs which we furnish to you hereunder. We will clear all music in the repertory of SESAC, ASCAP and BMI used in our programs. You shall obtain and pay all costs associated with any performing rights licenses necessary to broadcast such music. You will be responsible for all music license requirements (and all other permissions) for any commercial or other material inserted by you within or adjacent to WB programs in accordance with this Agreement.

      (c) You warrant that the License is in good standing and you agree to comply with all relevant statutes and FCC rules and requirements so as to maintain the License in good standing. In the event you are found to have materially violated any laws or FCC rules or requirements (after the exhaustion of all appeals so long as Station retains the License during the pendency of such appeal), the effect of which is that Station is of materially less value to us as a broadcaster of WB programming than as of the date of this Agreement, then we shall have the right to terminate this Agreement upon 30 days prior written notice.

      (d) Each party hereto warrants that all information delivered by it to the other in connection with this Agreement shall be true and correct in all material respects.

      (e) Each party hereto warrants to the other that execution of this Agreement and performance of its obligations will not violate or result in a default under (i) any material agreement or instrument to which it is a party or (ii) any statute, ordinance, governmental rule or regulation in any material respect, or order, judgment, injunction, decree or ruling of any court or administrative agency applicable to it, which default would materially interfere with the performance of it's obligations hereunder.

      (f) Each party hereto warrants that it is not a party to any legal action or other proceeding before any court or administrative agency which could prohibit the performance of it's obligations under this Agreement.

16. Retransmission Consent: If any law, governmental regulation or other action permits you to elect to require any cable television system or other multichannel video program distributor to obtain your consent to such system's or distributor's retransmission of Station's broadcast of either Station's signal as a whole or any WB programming included therein, then Affiliate and WB agree to negotiate in good faith regarding whether such


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
      consent is to be given (including without limitation, whether you shall or shall not, in lieu of requiring consent, elect to require any cable system to comply with any "must carry" rules, regulations or laws) and, if so, the terms under which such consent is to be given (including without limitation, the amount and type of compensation, if any, to be paid by the system or distributor for such consent and whether any of that compensation shall be shared between you and us). If WB and Affiliate do not reach agreement with respect to all of the foregoing matters, then without elimination to any of WB's other remedies, WB may terminate this Agreement upon 30 days written notice to Affiliate. Nothing contained herein shall authorize or allow the dissemination of WB programming by Station outside of the DMA where Station is located, and any such dissemination of WB programming outside of Station's DMA is prohibited.

17. Network Non-Duplication Protection: During the term of this Agreement, Affiliate shall be entitled to network non-duplication protection, as provided by Sections 76.92 through 76.97 of the FCC's rules, against the presentation of any WB program by a cable system during the period commencing one day before and ending fourteen (14) days after receipt of such WB program by Station. The geographic zone of network non-duplication protection shall be the Designated Market Area ("DMA") (as defined by Nielsen) in which your Station is located or any lesser zone mandated by Sections 76.92 and 73.658(m) of the FCC's rules. Network non-duplication protection shall extend only to WB programs that Station is carrying in accordance with the terms of this Agreement and such protection shall be subject to the terms and provisions of subparagraph 2(f). You are under no obligation to exercise in whole or in part the network non-duplication rights granted herein. Notwithstanding anything to the contrary in this paragraph, no non-duplication protection is provided against the signal of WGN until such time that WB offers exclusivity against the signal of WGN to its affiliates.

18. Affiliation Ratings Payments. Affiliate agrees to pay to WB an annual payment, based on the Station's television market ratings, for WB prime time programming, commencing with the initial broadcast by Station of such programming, all as defined and set forth in the "Annual Ratings Payment" Exhibit attached hereto. These payments are intended to compensate WB for the WB programming and are in no way intended to, nor do they confer on WB, any ownership or other equity interest in Station. If, subsequent to January 1, 2004, WB modifies the financial model then in effect between WB and stations affiliated with WB at that time ("WB Affiliates") or modifies the terms and conditions under which WB affiliates pay compensation to WB (the "compensation modification"), including but not limited to a modification of the allocation of commercial time between the WB affiliates and WB, then: (i) WB will provide Affiliate with reasonable notice of the compensation modification; and, (ii) Affiliate shall have the opportunity to either elect to participate in the compensation modification or to opt out of the compensation modification by advising WB in writing that Affiliate has elected not to participate in the compensation modification. Upon receipt of Affiliate's election, WB may: (i) accept Affiliate's election to opt out of the compensation modification; or (ii) terminate this Agreement upon 60 days prior written notice.


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
19.   Notices and Reports:

      (a) In addition to any other reports or forms requested herein, you will provide to us in writing, in the manner reasonably requested by WB, such reports covering WB programs broadcast by Station as we may request from time to time. To the extent we provide you forms for such purpose, you shall provide such reports on these forms.

      (b) All notices, reports or forms required or permitted hereunder to be in writing shall be deemed given when personally delivered (including, without limitation, by overnight courier or other messenger or upon confirmed receipt of facsimile copy) or on the date of mailing postage prepaid, addressed as specified below, or addressed to such other address as such party may hereafter specify in a written notice. Notice to Affiliate shall be to the address set forth for Affiliate on page 1 of this Agreement. Additionally, notice will be sent to ACME Television Holdings, 10829 Olive Boulevard, Suite 202, St. Louis, MO 63141,
            Attention: Tom Allen. Notice to WB shall be to: The WB Television Network, 4000 Warner Boulevard, Burbank, California, 91522, Attention: General Counsel.

20.   Miscellaneous:

      (a) Nothing contained in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between the parties hereto.

      (b) Nothing contained in this Agreement nor the conduct of any officer, director, agent or employee of either WB or Affiliate shall be deemed to create or to constitute ownership by WB, in whole or in part, of Affiliate, Station or the License or in any way constitute a derogation of the rights, duties and responsibilities imposed upon Affiliate. Nothing in this Agreement shall be deemed to delegate to WB, directly or indirectly, any right to control the operations of Station.

      (c) You shall at all times permit us, in connection with WB programming, without charge, to place on, maintain and use at Station's premises, at our expense, such equipment as WB shall reasonably require for the distribution of WB Network programming. Station shall operate such equipment for us, to the extent we reasonably request, and no fee shall be charged by Station therefor.

      (d) No waiver of any failure of any condition or of the breach of any obligation hereunder shall be deemed to be a waiver of any preceding or succeeding failure of the same or any other condition, or a waiver of any preceding or succeeding breach of the same or any other obligation.

      (e) Each and all of the rights and remedies of WB and Affiliate under this Agreement shall be cumulative, and the exercise of one or more of said rights or remedies shall not preclude the exercise of any other right or remedy under this Agreement, at law or in equity. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party hereto be entitled to recover any lost profits or consequential damages because of a breach or failure by the other party, and except as expressly provided in this Agreement to the contrary, neither WB nor Affiliate shall have any right against the other with respect to claims by any third person or other third entity.

      (f) Paragraph headings are included in this Agreement for convenience only and shall not be used to interpret this Agreement or any of the provisions hereof, nor shall they be given any legal or other effect.

      (g) As of the date hereof, this Agreement, including all Exhibits attached hereto, constitutes the entire understanding between WB and Affiliate concerning the subject matter hereof and shall not be amended, modified, changed, renewed, extended or discharged except by an instrument in writing signed by the parties or as otherwise expressly provided herein. No inducement, representations or warranties except as specifically set forth herein have been made by either party to this Agreement to the other. This Agreement replaces any and all prior and contemporaneous agreements, whether oral or written, pertaining to the subject matter hereof.

      (h) This Agreement may be executed in counterparts, with the Agreement being effective when each party hereto has executed a copy and delivered that copy to the other party hereto.

      (i) WB agrees to make WB programming available to Affiliate in digital format, on a timetable and in a format determined by WB. WB will consult with Affiliate concerning its plans for digital production and delivery, including the transmission format to be employed. After the inception of Affiliate's broadcasts on its FCC-assigned digital frequency (the "DTV Channel"), Affiliate agrees to carry WB programming that is supplied in digital format on the DTV Channel. WB programming will be treated as Affiliate's primary network programming on the DTV Channel. It is acknowledged that Affiliate owns the digital bandwidth in its DTV Channel, and that Affiliate is not obligated to provide WB with more than one digital channel in its market.


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
      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

THE WB TELEVISION NETWORK PARTNERS        ACME TELEVISION LICENSEE
L.P. dba THE WB TELEVISION NETWORK        OF UTAH
("WB")                                    ("Affiliate")

By:    /s/John Maatta                     By:    /s/ Douglas E. Gealy
       ---------------------------               -------------------------------
Title:                                    Title: Pres. & COO
       ---------------------------
Date:  9/7/99                             Date:  9/7/99


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
                         ANNUAL RATINGS PAYMENT EXHIBIT

As part of the consideration to WB for the WB programming, Licensee agrees to make annual payments to WB based on Station's television market ratings (the "TMR Payments") for adults 18-49 for the prime time broadcast periods of WB programming commencing with the initial broadcast by Station of WB programming. Such payments shall partially compensate WB for the WB programming by calculating the value and/or profitability added to Station as a result of its affiliation with WB and pay to WB 25% of such added value and/or profitability. Such payments are not intended to, nor do they, confer in WB any ownership interest in Station. All defined terms used herein shall have the same meaning as set forth in the Agreement unless otherwise defined herein. The TMR Payments shall be calculated and paid as follows:

      A. Calculation of TMR Payment Amount: At the end of each successive Contract Year commencing on the Launch Date, the "Average Rating" for each such Contract Year shall be determined by taking the average of Station's television ratings (adults 18-49) for the prior November, February, and May sweeps periods of such Contract Year as reported on the Nielsen Station Index ("NSI"), as processed, refined, re-formatted or re-configured by that application commonly known as the "SNAP System," but only with respect to those prime time hours programmed by WB under the Agreement. Based on the Station's Average Rating for each Contract Year and the number of hours programmed by WB in that Year, Station shall owe WB the amount (the "TMR Amount") set forth in the table attached hereto as the Annual Ratings Payment Exhibit Table. For example, in the particular case of Station, if the adults 18-49 rating for WB programmed hours is 2.0 for a particular Contract Year, and WB is programming 15 hours per week during such Year, then the TMR payment that will be due and owing for such Year is $9,852. In the event that either Station or WB contends that the TMR Payment for any particular Contract Year, as set forth in the Annual Ratings Payment Exhibit Table, is not an accurate statement of the twenty-five percent (25%) share of the added value and/or profitability during WB programmed prime time hours that Station owes to WB, or if the TMR Payment for any particular Contract Year has increased or decreased from the prior year's TMR Payment disproportionately in comparison to the increase or decrease over such period in the profitability of Station's WB furnished prime time programming (after giving effect to any increase in the number of WB prime time programming hours between the two periods), then either WB or Station may request that the Station's financial results and operational information be audited and reviewed by WB and the result of such audit shall determine the level of the TMR Payment for the given period. Promptly after such audit and review, WB and Station shall meet to discuss such financial results and operational information of Station and in good faith adjust the then currently due TMR Payment to reflect the result of the audit and the intent of these Payments as set forth in the introductory paragraph to this Exhibit.


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
      B. TMR Payment: The TMR Amount for each Contract Year shall be payable by Licensee to WB within 15 days following WB's delivery to Licensee of an invoice for the TMR Amount, which invoice shall be delivered by WB not earlier than the release by NSI or any successor ratings index of the ratings for the fourth and final sweeps period of such Contract Year.

      C. No NSI Ratings: In the event there are no NSI ratings available, then Licensee and WB shall use those standard television market ratings which are generally available and used by national and/or regional advertisers for purposes of calculating advertising payments to television stations.

      D. Continuing Obligation. Licensee's obligation to make the above TMR Payments on the basis set forth herein shall survive any termination of this Agreement by WB, any sale or transfer of any Station assets and/or any ownership interest in the Station and shall remain binding on any successor Station owner, which successor remains an affiliate and is approved by WB in its discretion as otherwise set forth in the Agreement.

      E. Calculation Of Baseline (IF APPLICABLE): It is recognized that Station is a start-up, and that ratings data is not available to track Station's historical performance during three previous ratings periods. The parties have agreed that notwithstanding anything to the contrary set forth above, the Baseline for the calculation of the TMR payments will be calculated as follows:
            During the __________ 199__ and ___________199__ and ____________
            199__ sweeps periods the average ratings (Adults 18-49) for the nights that are not programmed by WB will set the baseline number for the computation of the TMR payment. The difference between the baseline and the average rating for WB programmed nights during the February, May and November sweeps period will determine the amount that is due to WB, during the first year and during all subsequent years. The calculation of ratings under this paragraph shall be as reported on the Nielsen Station Index ("NSI") as processed, refined, reformatted, or reconfigured by that application commonly known as the "SNAP System".


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